Exhibit 4.20

ARKADOS group, INC.

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Agreement”) is made and entered into as of April 20, 2017 (the “Effective Date”), by and among Arkados Group, Inc., a Delaware corporation (the “Company”), and __________ (“Holder”).

RECITALS

A.       The Company issued Holder a promissory note on March 7, 2017 (the “Note”), which provides that the Note shall be due and payable on March 31, 2017 (the “Maturity Date”).

B.        Pursuant to the terms of the Note, the Note may be amended only by an instrument in writing signed by the Company and the Holder.

C.       The undersigned parties desire to amend the Note to extend the Maturity Date as set forth below.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises and covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1.       Amendment of “Maturity Date” Definition. The definition of “Maturity Date” set forth in the introductory paragraph of the Note shall be amended to mean April 21, 2017, and any and all references to the “Maturity Date” or the date the Note is due shall mean April 21, 2017.

2.       Reaffirmation. Except as expressly provided herein, the undersigned agree that all of the terms, covenants, conditions, restrictions and other provisions contained in the Note shall remain in full force and effect.

3.       Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date and year first above written.

COMPANY

Arkados Group, Inc.,
a Delaware corporation

By:
Name: Terrence DeFranco
Title: President and Chief Executive Officer

HOLDER

(signature)

Name: